FIRST AMENDMENT
TO
THE SECOND AMENDED AND RESTATED SOTHEBY’S RESTRICTED STOCK UNIT PLAN

THIS FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED SOTHEBY’S RESTRICTED STOCK UNIT PLAN (this “Amendment”), is made and entered into on November 5, 2014, to be effective as of January 1, 2015.

BACKGROUND

A.
Sotheby’s, a Delaware corporation (the “Corporation”), adopted the Second Amended and Restated Sotheby’s Restricted Stock Unit Plan effective as of March 1, 2013 (the “Original Plan”). Initially capitalized terms used in this Amendment that are not defined in this Amendment have the meanings given to them in the Original Plan.

B.	Pursuant to Section 8.1 of the Original Plan, the Compensation Committee of the Board of Directors of the Corporation may amend the Original Plan.

C.	The Compensation Committee has determined that it is in the Corporation’s best interests to amend the Original Plan pursuant to this Amendment.

NOW, THEREFORE, in accordance with the determination of the Compensation Committee, the Corporation amends the Original Plan as follows:

1.	The following new definition is inserted as Section 2.7 of the Original Plan and the remaining sections of Article II of the Original Plan are renumbered as necessary:

“Section 2.7 “Cause” means and is limited to:

(i)	a Participant’s conviction for a felony crime; or

(ii)	fraud, willful malfeasance, gross negligence, or any other act in connection with performance of a Participant’s duties which is materially injurious to the Corporation.

2.	The following new definition is inserted as Section 2.23 of the Original Plan and the remaining sections of Article II of the Original Plan are renumbered as necessary:

“Section 2.23 “Good Reason” means, and is limited to:

(i)
a Participant being required to relocate to a principal place of business more than fifty (50) miles outside the town or city in which the Participant currently works without the Participant’s express consent; or

(ii)
any action by the Corporation that results in a material diminution in a Participant’s authority, duties and responsibilities or a reduction in base salary greater than ten percent (10%) of base salary without that Participant’s express consent (except in connection with the termination of that Participant’s employment for Cause or as a result of his death or Disability or temporarily as a result of his illness or other absence);

provided, however, that the Participant shall provide the Corporation thirty (30) days’ prior written notice from the date one of the above-referenced events occurs constituting Good Reason that he is terminating his employment for Good Reason, and the Corporation shall have thirty (30) days following the receipt of that written notice to correct such circumstances.

3.	The fourth and fifth sentences of Section 7.3 of the Original Plan are replaced in their entirety with the following:

“With respect to grants of Restricted Stock Units without performance-based restrictions, a Participant shall also be 100% vested on the date of a termination of the Participant’s employment either without Cause by the Corporation or for Good Reason by the Participant if such termination occurs within two (2) years after the date of a Change in Control. With respect to grants of Restricted Stock Units with performance-based restrictions, a Participant shall be vested at 100% of “target” level, and all performance restrictions waived, on the date of a termination of the Participant’s employment either without Cause by the Corporation or for Good Reason by the Participant if such termination occurs within two (2) years after the date of a Change in Control.

The preceding two sentences will be effective with respect to Restricted Stock Unit Awards initially granted after January 1, 2015, with or without performance-based restrictions. In such events, the payment date(s) for Restricted Stock Units, whether with or without performance-based restrictions, will be in accordance with the applicable Award Agreement.

Notwithstanding the foregoing, if a Change in Control occurs and the Common Stock thereafter is no longer available for payment of the Restricted Stock Unit Award, or the Restricted Stock Units are not assumed or converted into comparable awards with respect to shares of the acquiring or successor company (or parent thereof), then each Restricted Stock Unit, whether or not previously vested, shall be converted into the right to receive cash or, if the consideration paid to the Common Stock holders in the Change in Control was not cash, then into the right to receive consideration in a form that is equivalent in value to the form of consideration payable to the Common Stock holders in exchange for their shares of Common Stock, in an amount equal to the product of (i) the consideration per share payable to the Common Stock holders multiplied by (ii) the number of shares of Common Stock covered by the Restricted Stock Unit.  The Restricted Stock Unit to be settled with this alternate form of consideration shall continue to vest in accordance with its original vesting schedule, but shall become 100% vested after the date of a qualifying termination event as described above occurring within two (2) years of the date of a Change in Control. This paragraph applies to all Restricted Stock Units, whether with or without performance-based restrictions.”

4.	The sixth sentence of Section 7.3 of the Original Plan is replaced in its entirety with the following:

“For grants of Restricted Stock Units with performance-based restrictions, the Compensation Committee, in its sole discretion, will determine the extent to which a Participant is entitled to vesting in the event of his death, Disability or Retirement.”

5.	The following sentence is added at the end of Section 7.3 of the Original Plan:

“If this Section 7.3 conflicts with the terms of any employment or similar agreement to which a Participant is a party, that agreement’s terms will control with respect to any Restricted Stock Units that are granted to the Participant after the date on which such agreement is entered into.”

6.	Except as modified by this Amendment, the Original Plan remains unchanged and in full force and effect.

7.	The Background of this Amendment is an integral part of this Agreement and is incorporated in this Amendment is if fully set forth in this section.

8.	This Amendment will be governed by the internal laws of the State of New York and construed in accordance therewith.

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IN WITNESS WHEREOF, the Corporation has executed this Amendment as of the date first above written.

SOTHEBY’S,
a Delaware corporation

By: /S/ SUSAN ALEXANDER
Name: Susan Alexander
Title: Global Head of Human Resources